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SI FINANCIAL GROUP, INC. REPORTS FOURTH QUARTER AND ANNUAL RESULTS

WILLIMANTIC, Connecticut--February 15, 2005--SI Financial Group, Inc. (the "Company") (NASDAQ National Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the "Bank"), reported net income of $1.1 million, or $0.09 basic and diluted earnings per common share, for the quarter ended December 31, 2004 versus net income of $938,000 for the quarter ended December 31, 2003. In addition, the Company reported net income of $1.3 million for the year ended December 31, 2004 compared to net income of $3.4 million for the year ended December 31, 2003. Per share data is not comparative and is therefore, not presented for the quarter ended December 31, 2003 and the years ended December 31, 2004 and 2003 as the Company had no shares outstanding prior to the Company's initial public offering on September 30, 2004.

Lower net income for the year ended December 31, 2004, as compared with prior year results, was primarily the result of the establishment and funding of SI Financial Group Foundation with 251,275 shares of the Company's common stock, which resulted in an expense of $2.5 million ($1.7 million after tax). "We were proud to establish the Foundation as another symbol of our long-standing commitment to eastern Connecticut," said President and Chief Executive Officer, Rheo A. Brouillard. "It will give us the opportunity to share our success and assist nonprofits in our area with funds that will enable them to provide those in need with opportunities that might not otherwise be possible."

Net interest income for the quarter ended December 31, 2004 increased 18.0% to $5.3 million from $4.5 million for the same quarter in 2003. For the year ended December 31, 2004, net interest income totaled $19.2 million compared to $18.6 million in the prior year. Despite the increase in average interest-earning assets, the net interest margin declined due to lower yields on those earning assets for both the three and the twelve months ended December 31, 2004 as compared to the same periods in 2003.

The provision for loan losses was $150,000 for the three months ended December 31, 2004 compared with $120,000 for the similar three month period of 2003. For 2004, the provision for loan losses totaled $550,000. During 2003, the provision for loan losses totaled $1.6 million and primarily related to a specific allowance for a large commercial mortgage relationship.

Noninterest income was $1.1 million for the quarter ended December 31, 2004 compared to $1.2 million for the quarter ended December 31, 2003. For the year ended December 31, 2004, noninterest income was $4.2 million compared to $4.7 million for the year ended December 31, 2003. During 2004, the Company experienced a net loss of $166,000 on the sale of investments and realized lower gains on the sale of loans as compared to 2003. The Bank experienced higher loan sales in 2003, as compared to 2004, as part of the Bank's interest rate risk and liquidity management strategies.

Noninterest expense was $4.6 million for the quarter ended December 31, 2004 compared to $4.1 million for the quarter ended December 31, 2003, primarily as a result of increases in both compensation costs and professional services of $233,000 and $158,000, respectively. Noninterest expense was $21.0 million for the year ended December 31, 2004 compared to $16.6 million for the year ended December 31, 2003. The higher costs are attributable to the establishment of the Foundation along with increases of $745,000 in compensation costs, $435,000 in occupancy costs, which includes an impairment charge on a former branch facility of $337,000, and $315,000 in outside professional services. The increase in outside professional services in 2004 reflects additional legal and auditing costs related to the Bank's charter conversion and the Company's public reporting requirements as compared to prior periods.


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Total assets grew $106.4 million, representing a 20.5% increase, to $624.6 million at December 31, 2004 from $518.1 million at December 31, 2003. Contributing to the increase in assets at December 31, 2004 was a $61.0 million increase in loans receivable, for all loan types, and a $42.6 million increase in investment securities, consisting primarily of U.S. Government and agency obligations and mortgage-backed securities.

Total liabilities were $543.8 million at December 31, 2004 compared to $484.0 million at December 31, 2003. During 2004, deposits increased $42.7 million, or 10.3%, over the prior year-end. The rise in deposits reflects increases in consumer and commercial accounts and certificates of deposit, resulting from favorable rates on certain product offerings. Borrowings increased from $64.4 million at December 31, 2003 to $79.9 million at December 31, 2004, resulting from the Bank's decision to utilize longer-term borrowings in an effort to mitigate the risk of rising interest rates.

The capital raised from the initial public offering contributed to the increase in shareholders' equity from $34.1 million at December 31, 2003 to $80.8 million at December 31, 2004. "We are profoundly grateful for the phenomenal success of our minority stock offering," said Brouillard. "It was an important step in implementing our strategic plan for growth. The capital raised in the offering will provide a financial platform for growth and expansion, without sacrificing our independence or our autonomy."

At December 31, 2004, the Bank's regulatory capital exceeded the levels required to be categorized as "well capitalized" under applicable regulatory capital guidelines.

Savings Institute Bank and Trust Company is headquartered in Willimantic, Connecticut with fourteen branches in eastern Connecticut. The Bank has announced its plans to open two new offices in Tolland and South Windsor, Connecticut in 2005 and continues to explore other locations for further expansion. The Bank is a full service community-oriented financial institution dedicated to servicing the financial service needs of consumers and businesses within its market area.

This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Among the factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, our ability to operate new branch offices profitably, actions by our competitors and their pricing, loan delinquency rates and changes in federal and state regulation. As we have no control over any of these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, SI Financial Group, Inc. disclaims any obligation to update such forward-looking statements.





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
         SELECTED FINANCIAL CONDITION DATA

         ------------------------------------------------------------------------------------------
                      (In Thousands / Unaudited)              December 31,        December 31,
                                                                  2004               2003
         ------------------------------------------------------------------------------------------
         ASSETS
         Noninterest-bearing cash and due from banks        $     21,647        $      20,336
         Interest-bearing cash and cash equivalents                9,128                9,241
         Investment securities                                   124,870               82,279
         Loans held for sale                                         200                    -
         Loans receivable, net                                   447,957              386,924
         Cash surrender value of life insurance                    7,561                7,258
         Other assets                                             13,218               12,103
                                                            ---------------------------------------

                Total assets                                $    624,581        $     518,141
                                                            =======================================
         LIABILITIES AND STOCKHOLDERS' EQUITY
         Liabilities
              Deposits                                      $    457,758        $     415,090
             Borrowings                                           79,891               64,385
             Other liabilities                                     6,123                4,567
                                                            ---------------------------------------
                Total liabilities                                543,772              484,042
                                                            ---------------------------------------

         Stockholders' Equity                                     80,809               34,099
                                                            ---------------------------------------

                Total liabilities and stockholders' equity  $    624,581        $     518,141
                                                            =======================================

         SELECTED OPERATIONS DATA

         ---------------------------------------------------------------------------------------------
            (In Thousands, Except Per        Three Months Ended                  Year Ended
             Share Data / Unaudited)            December 31,                     December 31,
                                         -------------------------------------------------------------
                                             2004           2003            2004           2003
         ---------------------------------------------------------------------------------------------
         Total interest income           $      7,766     $     6,706     $   28,603     $   27,930
         Total interest expense                 2,469           2,218          9,400          9,346
                                         -------------------------------------------------------------
              Net interest income               5,297           4,488         19,203         18,584
                                         -------------------------------------------------------------

         Provision for loan losses                150             120            550          1,602
                                         -------------------------------------------------------------
         Net interest income after
              provision for loan losses         5,147           4,368         18,653         16,982

         Noninterest income                     1,127           1,162          4,185          4,722
         Noninterest expense                    4,643           4,139         21,031         16,606
                                         -------------------------------------------------------------
         Income before provision
              for income taxes                  1,631           1,391          1,807          5,098

         Provision for income taxes               529             453            519          1,713
                                         -------------------------------------------------------------
         Net income                      $      1,102     $       938     $    1,288     $    3,385
                                         =============================================================

         Basic and diluted earning per
              common share               $       0.09     $       N/A     $      N/A     $      N/A
                                         =============================================================

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
         SELECTED FINANCIAL RATIOS

       --------------------------------------------------------------------------------------------------
                  (Dollars in Thousands)              At or For the Three        At or For the Year
                                                         Months Ended                  Ended
                                                         December 31,               December 31,
                                                    -----------------------------------------------------
                                                       2004         2003         2004         2003
       --------------------------------------------------------------------------------------------------
       SELECTED PERFORMANCE RATIOS(1):
       Return on average assets                         0.72 %       0.72 %       0.23 %       0.67 %
       Return on average equity                         5.45        11.02         2.77        10.34
       Interest rate spread                             3.36         3.57         3.41         3.81
       Net interest margin                              3.68         3.73         3.64         3.98
       Efficiency ratio (2)                            72.31        73.15        78.62        71.62

       ASSET QUALITY RATIOS:
       Allowance for loan losses                                               $ 3,200      $ 2,688
       Allowance for loan losses as a percent of
            total loans                                                           0.71 %       0.69 %
       Allowance for loan losses as a percent of
            nonperforming loans                                                 338.98       207.57
       Nonperforming loans                                                     $   944      $ 1,295
       Nonperforming loans as a percent of total
            loans                                                                 0.21 %       0.33 %
       Nonperforming assets (3)                                                $   944      $ 1,623
       Nonperforming assets as a percent of total
            assets                                                                0.15         0.31 %

(1)  All applicable quarterly ratios reflect annualized figures.
(2) Represents noninterest expense (excluding the effect of the contribution to SI Financial Group Foundation) divided by the sum of net interest income and noninterest income, less any realized gains or losses on the sale of securities for the year ended December 31, 2004. The efficiency ratio, including the effect of the contribution to SI Financial Group Foundation, is 89.29% for the year ended December 31, 2004.
(3) Nonperforming assets consist of nonperforming loans and other real estate owned.

--------------------------------------------------------------------------------

         CONTACT:
                  SI Financial Group, Inc., Willimantic
                  Sandra Mitchell:  (860) 423-4581